Exhibit 99.1

Press Release

TNS, Inc. Announces First Quarter 2012 Financial Results

- Q1 Revenues of $138.8 Million; GAAP Loss of $0.16 per Share

- Q1 Adjusted Earnings of $0.51 per Share

- Updated 2012 Outlook of $572 - $584 Million in Revenue and $2.41 — $2.55 in Adjusted Earnings per Share

RESTON, Va. — May 1, 2012 — TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its first quarter 2012 results.

Henry H. Graham, Jr., CEO, commented, “First quarter 2012 revenue and adjusted earnings achieved the mid-point of our outlook range, reflecting strong traction from investments in growth and continued consistent execution. Revenue from our four key growth areas, specifically our TNSPay services suite, mobile applications, roaming and clearing services, and TNSVerify, increased 46% from the year-ago quarter to 14% of revenue. Revenue from core services, including network services, caller name services, and payment processing, increased slightly and contributed to our strong cash flow. With this solid start to the year, we remain focused on the evolution of our business, leveraging our investments to achieve additional measurable returns.”

First Quarter 2012 Results

Total revenue for the first quarter of 2012 increased 4.3% to $138.8 million from first quarter 2011 revenue of $133.0 million. On a constant dollar basis, revenues for the first quarter of 2012 increased 4.7% to $139.3 million.

First quarter 2012 GAAP net loss was $3.9 million, or $0.16 loss per share, compared to GAAP net income of $0.7 million, or $0.03 per share, for the first quarter 2011. Included in GAAP net loss for the first quarter of 2012 was a loss of approximately $5.5 million, or $0.22 per share, due to the refinancing of the November 2009 credit facility in February 2012.  Included in GAAP net income for the first quarter of 2011 were a pre-tax charge of $0.7 million, or $0.02 per share, resulting from accelerated depreciation of certain network assets associated with the CSG integration and a pre-tax charge of $0.3 million, or $0.01 per share, for severance.

Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) for the first quarter of 2012 increased 2.6% to $32.9 million, or 23.7% of revenue, from $32.1 million, or 24.1% of revenue, for the first quarter of 2011.  Excluding the first quarter 2011 pre-tax charge of $0.3 million associated with severance, adjusted EBITDA was $32.4 million, or 24.4% of revenue.  On a constant dollar basis, adjusted EBITDA for the first quarter of 2012 was $33.3 million, or 23.9% of revenue.

Adjusted earnings increased 17.3% to $12.6 million, or $0.51 per share, for the first quarter of 2012 compared to adjusted earnings of $10.8 million, or $0.42 per share, for the first quarter of 2011. Excluding the pre-tax charges resulting from accelerated depreciation of certain network assets associated with the CSG integration of $0.7 million, or $0.02 per share, and the pre-tax charge of $0.3 million, or $0.01 per share, for severance in the first quarter of 2011, adjusted earnings increased 9.4% to $12.6 million, or $0.51 per share, from $11.5 million, or $0.45 per share. On a constant dollar basis, adjusted earnings increased 11.8% to $12.9 million, or $0.52 per share, for the first quarter 2012.

Included in other income (expense) for the first quarter of 2012 was a pre-tax loss of $0.5 million, or $0.02 per share, compared to a first quarter 2011 pre-tax loss of $1.1 million, or $0.04 per share, related to the revaluation of certain foreign currency denominated assets and liabilities.

Adjusted EBITDA, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.

The table below discloses adjusted earnings and adjusted earnings per share, excluding the charges mentioned above. Amounts for 2011 exclude results from discontinued operations.

(In millions, except per share amounts)

	First Quarter 2012	First Quarter 2011	% Change	First Quarter 2012 at First Quarter 2011 Currency Rate	% Change

Revenues	$138.8	$133.0	4.3%	$139.3	4.7%

After tax adjusted earnings	$12.6	$11.5	9.4%	$12.9	11.8%
Adjusted earnings per share	$0.51	$0.45	13.8%	$0.52	15.7%
Shares Outstanding	24.7	25.7	(3.9)%	24.7	(3.9)%

Additional Financial Review:

First Quarter 2012

First quarter 2012 total revenue increased 4.3% to $138.8 million from first quarter 2011 revenue of $133.0 million. On a constant dollar basis, revenues for the first quarter of 2012 increased 4.7% to $139.3 million.

Included in first quarter 2012 revenue are the following components:

•                  Revenue from the Telecommunication Services Division increased $3.3 million, or 4.8%, to $71.7 million for the three months ended March 31, 2012, from $68.4 million for the three months ended March 31, 2011.

•                  Revenue from mobile applications (Cequint) increased $0.6 million, or 23.0%, to $3.2 million due primarily from growth in our wireless caller name product that we introduced in partnership with a tier one mobile operator in the third quarter of 2011.

•                  Revenue from identity and verification services increased $4.4 million, or 16.0%, to $32.1 million due to $3.7 million primarily from caller name storage contract wins and $1.5 million due to increased demand from existing customers and market share gains in our caller name access business. These were partially offset by decreases of $0.4 million from lower volumes in our legacy fraud and validation services and $0.4 million primarily due to price concessions on the renewal of certain customer contracts.

•                  Revenue from network services decreased $1.3 million, or 4.7%, to $25.9 million. Included in this decrease was a reduction of $0.5 million of pass-through revenues from regulatory message signaling unit charges (MSUs). Excluding this decrease, network services revenue decreased $0.8 million, or 3.2%, due to $1.8 million related primarily to price concessions and to a lesser extent to reductions in call signaling routes due primarily to industry consolidation. This was partially offset by increased revenue of $1.0 million due to higher demand for connectivity and signaling services from existing customers.

•                  Revenue from roaming and clearing products increased $1.2 million, or 29.1%, to $5.5 million due primarily to increased demand for data services.

•                  Revenue from registry services decreased $1.7 million, or 24.7%, to $5.1 million due to $0.8 million related to the expiry in May 2011 of a transition services agreement acquired through the CSG acquisition and $0.9 million due to price concessions on the renewal of certain customer contracts.

•                  Revenue from the Payment Services Division increased $2.6 million, or 5.6%, to $50.6 million for the three months ended March 31, 2012 from $48.0 million for the three months ended March 31, 2011.  The negative effect of foreign currency translation on a year-over-year basis was $0.5 million. Excluding the effect of foreign exchange rates, revenues increased $3.0 million, or 6.3%, to $51.0 million as follows:

•                  Network services decreased $1.1 million, or 2.8%, to $38.4 million, as follows:

•                  Europe: revenue increased $0.3 million, or 1.4%, due to $0.6 million in the UK due to growth in demand for IP-based network services and $0.3 million in market share gains for dial services and IP-based network services, primarily in Holland, Spain and Romania. These increases were partially offset by a $0.6 million decrease in dial-based network services in the UK, France and smaller markets.

•                  Asia Pacific: revenue remained flat due to $0.4 million in market share gains as a result of increased demand for our IP-based network services, offset by a decrease of $0.2 million relating to the loss by one customer of a significant portion of its dial business, as previously disclosed, and $0.2 million in lower transaction volumes.

•                  North America: revenue decreased $1.3 million, or 9.7%, due to the following: $0.5 million in lower average transaction pricing from the renewal of certain customer contracts in the first half of 2011; $0.4 million as a result of anticipated reductions in dial transaction volumes; and a $0.4 million decrease in equipment sales.

•                  Payment gateway services increased $4.4 million, or 67.7%, to $10.8 million. Certain 2011 amounts have been reclassified to the North American region from the Asia Pacific region to conform to current-period presentation. The increase is due to the following:

•                  Europe: our payment gateway revenue in Europe is primarily derived from cardholder present services provided through our UK subsidiary. This revenue increased $0.6 million, or 27.1%, to $2.7 million due primarily to market share gains and to a lesser extent from increases in transaction volumes from existing customers.

•                  Asia Pacific: revenue increased $0.6 million, or 19.7%, due to $0.4 million related to the expansion of an existing customer’s contract in the second quarter of 2011, $0.2 million in market share gains in cardholder-not-present services and $0.2 million in increased volumes from existing customers, partially offset by a reduction of $0.3 million in development revenue.

•                  North America: revenue increased $3.2 million, or 217.4%, primarily due to $2.0 million of non-recurring revenue, $0.6 million related to the expansion of an existing customer’s contract in the second quarter of 2011, and $0.6 million of increased demand for cardholder-not-present services.

•                  Payment processing and other services decreased $0.4 million, or 16.4%, to $1.8 million, due primarily to a $0.3 million decrease in development revenue.

•                  Revenues from the Financial Services Division decreased $0.2 million, or 1.3%, to $16.4 million for the three months ended March 31, 2012, from $16.6 million for the three months ended March 31, 2011. The effect of foreign exchange translation on a year-over-year basis was negligible.

•                  North America: revenue decreased $1.0 million, or 8.7%. On October 1, 2011, we restructured an agreement with a customer which resulted in a reduction of both revenue and commission payable (which was included in sales, general, and administrative expenses) to this customer by $0.8 million. Excluding this change, revenue decreased $0.2 million, or 1.5%, due to $1.6 million from the loss of endpoints and market data access services believed to be attributable to negative economic factors impacting the financial services industry. This was partially offset by $0.9 million in additional new endpoints and $0.5 million in sales of bandwidth-based services marketed primarily to participants in the foreign exchange community.

•                  Europe: revenue increased $0.3 million, or 8.7%, due to market share gains of $0.8 million which were offset by $0.5 million related to the loss of endpoints and market data access services.

•                  Asia Pacific: revenue increased $0.5 million, or 22.5%, due to the continued expansion of the number of customer endpoints connected to our network.

First quarter 2012 gross margin decreased 80 basis points to 48.4% from 49.2% in the first quarter of 2011. On a constant currency basis, first quarter 2012 gross margin decreased 70 basis points. This was due to the following:

•                  The primary driver was a decrease in the Telecommunication Services Division contribution margins as a result of increased costs in identity and verification services from the addition of a new wireless storage contract and to a lesser extent price compression and lower volumes from network and registry services, partially offset by increased roaming and clearing traffic.

•                  In addition, the Financial Services Division contribution margins decreased primarily due to declines in North America from the loss of equity trading partner connections and to a lesser extent, investments in Asia to expand our networks.

•                  These declines were partially offset by increases in the Payments Services Division contribution margins due primarily to increased scale of our payment gateway services, partially offsetting declines in our dial network services in North America.

Financial Outlook

Full Year 2012

TNS has slightly modified its Full Year 2012 outlook as follows:

•                  Full year revenue range adjusted by $2 million to $572 million to $584 million from $574 million to $586 million to account for a reduction in the amount of pass-through MSUs in the Telecommunication Services Division; these pass through charges have no impact to adjusted earnings

•                  Adjusted earnings increased at the lower end of the range by $0.5 million, or $0.02 per share, to $2.41 per share, reflecting a mix shift toward higher-margin services

The table below discloses TNS’ revised outlook for revenues, adjusted earnings and adjusted earnings per share for 2012 compared to 2011 at actual foreign exchange rates and those contemplated for 2012. Please note that all figures exclude special charges previously disclosed.

(In millions except per share amounts)

	Full Year 2012	Full Year 2011 @ Actual FX rates	% Change	Full year 2011 @ 2012 FX rates	% Change

Revenues	$572 - $584	$558	3% - 5%	$552	4% - 6%

After tax adjusted earnings	$59.8 - $63.2	$57.8	3% - 9%	$56.6	6% - 12%
Adjusted earnings per share	$2.41 - $2.55	$2.28	6% - 12%	$2.23	8% - 14%
Shares Outstanding	24.8	25.4	(2)%	25.4	(2)%

Second Quarter 2012

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the second quarter of 2012.

(In millions, except per share amounts)

	Second Quarter 2012	Second Quarter 2011 @ Actual FX rates	% Change	Second quarter 2011 @ 2012 FX rates	% Change

Revenues	$138.0 - $142.0	$141.6	(2.5%) — 0.3%	$139.2	(0.9%) — 2.0%

After tax adjusted earnings	$12.9 - $13.9	$13.8	(6.5%) — 0.7%	$13.1	(1.5%) — 6.1%
Adjusted earnings per share	$0.52 - $0.56	$0.54	(3.7%) - 3.7%	$0.51	2.0% - 9.8%
Shares Outstanding	24.8	25.7	(3.5)%	25.7	(3.5)%

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “First quarter 2012 financial results were solid, demonstrating evidence that our investments in growth opportunities are beginning to pay off. Net of these investments, we generated $23 million in cash flow from operations. Our plans to allocate capital to build our four key growth areas are on track, and we continue to plan to use excess capital to prepay debt. Our financial outlook expects 8% - 14% constant currency adjusted earnings per share growth this year to be achieved through revenue growth and interest savings from our debt refinancing.”

Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, TNS presents Adjusted EBITDA, Adjusted EBITDA excluding certain charges, adjusted earnings, adjusted earnings excluding certain charges, adjusted earnings per share and adjusted earnings excluding certain charges per share, which are non-GAAP measures. A reconciliation of these non-GAAP measures to the closest GAAP financial measure is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Information”.

Adjusted EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure: profit or loss on discontinued operations, income tax provision, other income (expense), interest expense, depreciation and amortization of property and equipment, amortization of intangibles, earnout milestone compensation expense, the change in fair value of contingent consideration and stock compensation expense.

Adjusted earnings is determined by adding the following items to Net Income, the closest GAAP financial measure: provision for income taxes, profit or loss on discontinued operations, certain non-cash items, including amortization of intangible assets, stock compensation expense, earnout milestone compensation expense, the change in fair value of contingent consideration and other debt related costs, and the result is tax effected at an assumed long-term tax rate of 20%, which excludes the effect of our net operating losses. The assumed long-term tax rate of 20% takes into consideration the following primary factors: the income generated outside of the U.S. which is taxed at substantially lower rates than U.S. statutory rates; the cash benefit of our tax-deductible amortization of intangible assets and tax-deductible goodwill; and the cash benefit of tax-deductible stock compensation expense.

We believe that the disclosure of adjusted EBITDA and adjusted earnings and related per-share amounts are useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. We also rely on adjusted earnings as the primary measure of TNS’ earnings exclusive of certain non-cash charges. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA, adjusted earnings and adjusted earnings per share have limitations as analytical tools, and you should not rely upon them or consider them in isolation or as a substitute for GAAP measures, such as net income and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted earnings and adjusted earnings per share also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income or net income per share. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using adjusted EBITDA, adjusted earnings and adjusted earnings per share as supplemental information only.

All references to the effect of foreign currency exchange rates on a constant dollar basis were determined by applying the prior year foreign currency rates to the current year results.

Conference Call

TNS will hold its conference call to discuss first quarter 2012 results today, May 1, 2012 at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-614-3449 passcode #73059120. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from May 1, 2012 at 7:00 p.m. Eastern Time through May 8, 2012, and can be accessed by dialing 617-801-6888, passcode #69487962.

About TNS

Transaction Network Services (TNS) is a leading global provider of data communications and interoperability solutions.

TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 40 countries across the Americas, Europe and the Asia Pacific region, with our reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes; longer than expected sales cycles; customer delays in migration; acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions; uncertainties related to the company’s international tax planning strategy; the company’s ability to adapt to changing technology; the company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 14, 2012.  In addition, the statements in this press release are made as of May 1, 2012.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to May 1, 2012.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-814-8209	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2012	2011
Revenues	$138,786	$133,040
Operating expenses:
Cost of network services	71,609	67,596
Engineering and development	10,987	10,649
Selling, general, and administrative	25,426	23,844

Change in fair value of contingent consideration	655	(124)
Depreciation and amortization of property and equipment(1)	12,620	11,548
Amortization of intangible assets	9,436	10,064
Total operating expenses(2)	130,733	123,577

Income from operations	8,053	9,463
Interest expense	(10,081)	(6,610)
Other expense	(346)	(1,030)

(Loss) income from continuing operations before income taxes	(2,374)	1,823
Income tax provision	(1,478)	(644)
(Loss) income from continuing operations	(3,852)	1,179
Loss from discontinued operations	—	(473)
Net (loss) income	$(3,852)	$706

Basic and diluted earnings per share:

Basic
Continuing Operations	$(0.16)	$0.05
Discontinued Operations	—	$(0.02)
Basic net income per common share	$(0.16)	$0.03
Diluted
Continuing Operations	$(0.16)	$0.05
Discontinued Operations	—	$(0.02)
Diluted net income per common share	$(0.16)	$0.03
Basic weighted average common shares outstanding	24,396,581	25,454,836
Diluted weighted average common shares outstanding	24,396,581	25,696,949

FOOTNOTES:

(1)   Included in depreciation and amortization of property and equipment for the three months ended March 31, 2011 is $0.7 million accelerated depreciation charges, or $0.02 per share, related to the CSG integration.

(2)   Included in operating expenses for the three months ended March 31, 2011 are pre-tax severance charges of $0.3 million, or $0.01 per share.

TNS, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,298	$32,937
Accounts receivable, net	92,527	94,366
Other current assets	20,832	19,367
Total current assets	152,657	146,670

Property and equipment, net	141,967	141,662
Goodwill	36,990	36,761
Identifiable intangible assets, net	256,766	266,094
Other assets	11,517	10,581
Total assets	$599,897	$601,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$62,221	$67,834
Deferred revenue	12,133	11,607
Current portion of long — term debt, net of discount (1)	10,937	17,871
Total current liabilities	85,291	97,312

Long-term debt, net of current portion and discount (1)	361,883	352,358
Other liabilities	38,523	37,501
Total liabilities	485,697	487,171

Total stockholders’ equity	114,200	114,597
Total liabilities and stockholders’ equity	$599,897	$601,768

FOOTNOTES:

(1) Reconciliation of long—term debt balance:	3/31/12	12/31/11

Current portion of long-term debt, net of discount	$10,937	$17,871
Long-term debt, net of current portion and discount	361,883	352,358
	372,820	370,229
Unamortized original issue discount	2,180	2,891
Credit facility outstanding	$375,000	$373,120

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2012	2011
Net (loss) income	$(3,852)	$706
Non-cash items	30,786	23,136
Working capital changes	(4,008)	(2,914)
Net cash provided by operating activities:	22,926	20,928
Purchases of property and equipment, net	(12,204)	(9,197)
Net cash used in investing activities:	(12,204)	(9,197)
Proceeds from issuance of long-term debt, net of financing costs	368,756	—
Repayment of long-term debt	(373,120)	(19,688)
Proceeds from stock option exercise	80	9
Purchase of treasury stock	(1,032)	(1,115)
Net cash used in financing activities:	(5,316)	(20,794)
Effect of exchange rates on cash and cash equivalents	955	2,717
Net increase (decrease) in cash and cash equivalents	6,361	(6,346)
Cash and cash equivalents, beginning of period	32,937	56,689
Cash and cash equivalents, end of period	$39,298	$50,343

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2012	2011
Adjusted EBITDA:
Net (loss) income (GAAP)	$(3,852)	$706
Add back the following items:
Loss from discontinued operations	—	473
Provision for income taxes	1,478	644
Other income	346	1,030
Interest expense	10,081	6,610
Change in fair value of contingent consideration	655	(124)
Earnout milestone compensation	240	—
Depreciation and amortization of property and equipment	12,620	11,548
Amortization of intangible assets	9,436	10,064
Stock compensation expense	1,946	1,162

Adjusted EBITDA(1), (3)	$32,950	$32,113

Adjusted Earnings:
Net (loss) income (GAAP)	$(3,852)	$706
Add Provision for income taxes	1,478	644
(Loss) income before provision for income taxes	(2,374)	1,350

Add back the following items:
Amortization of intangible assets	9,436	10,064
Other debt related costs	5,869	528
Change in fair value of contingent consideration	655	(124)
Earnout milestone compensation	240	—
Loss from discontinued operations	—	473
Stock compensation expense	1,946	1,162

Adjusted earnings before income taxes	15,772	13,453
Income tax provision at 20%	(3,154)	(2,691)
Adjusted earnings(2), (3)	$12,618	$10,762

Weighted average common shares — diluted	24,697,166	25,696,949
Adjusted earnings per common share — diluted	$0.51	$0.42

FOOTNOTES:

(1)	Excluding the $0.3 million in pre-tax severance charges, adjusted EBITDA for the three months ended March 31, 2011 was $32.4 million.
(2)

Excluding the $0.3 million in pre-tax severance charges, the $0.7 million of pre-tax accelerated depreciation as part of the CSG integration, adjusted earnings excluding certain charges for the three months ended March 31, 2011 were $11.5 million, or $0.45 per share respectively.

(3)	All amounts for the prior year comparative periods have been adjusted to reflect the disposal of the Canadian ATM processing assets business.